Exhibit 99.1

KMG CHEMICALS ANNOUNCES STRONG OPERATING RESULTS FOR
THE FOURTH QUARTER AND FISCAL YEAR 2006

2006 Earnings Rise 73% before Non-Cash Impairment Charge on 20% Sales Increase

HOUSTON, TX — October 17, 2006 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the fourth quarter and year ended July 31, 2006.

Fiscal 2006 Highlights — versus Fiscal 2005

•                  Net sales increased 20% to $71.0 million.

•                  Net income before a non-cash impairment charge of $2.4 million associated with the Company’s MSMA agricultural product increased 73% to $5.3 million or $0.56 per diluted share.

•                  Net income after the impairment charge increased 24% to $3.8 million or $0.40 per diluted share.  Net earnings per diluted share were calculated on 14% more shares outstanding due to the issuance of 1.2 million shares in April 2005 through a private placement and 1.7 million shares in July of 2006 through a public offering.

Fourth Quarter 2006 Highlights — versus Fourth Quarter of 2005

•                  Net sales increased 13% to $20.1 million.

•                  Net income before the aforementioned impairment charge increased 128% to $2.0 million or $0.21 per diluted share.

•                  Net income including the impairment charge was $515,000 or $0.05 per diluted share, compared to $890,000 or $0.10 per diluted share in 2005.  Net earnings per diluted share were calculated on 6% more shares outstanding due to the aforementioned public offering.

David Hatcher, Chairman and CEO of KMG, stated, “2006 was an excellent year for KMG in terms of operating performance.  While our net income was impacted by the non-cash impairment charge, it still rose 24%.  The 73% increase in income before the impairment charge is a result of the continued execution of our strategic plan.  We are proud of our fiscal 2006 results.”

Neal Butler, President and COO of KMG, commented, “Our penta revenues increased 27% to $7.6 million in the fourth quarter, and rose 34% to $27.9 million in fiscal 2006, driven by greater demand from utilities for treated poles and enabled by the capacity expansion at our penta plant in Matamoros, Mexico.  Creosote sales were $7.3 million in the fourth quarter, compared to $8.0 million in the 2005 fourth quarter, and $30.7 million in fiscal 2006, compared to $29.2 million in 2005.  The decline in the quarter’s creosote sales resulted from tighter availability of creosote supplies.”

Mr. Butler continued, “During the fourth quarter, we completed the integration of our February acquisition of the U.S.-based animal insecticide business of Boehringer Ingelheim.  This business generated sales of $1.8 million and $3.0 million in the 2006 fourth quarter and year, respectively, but had only a minor positive effect on earnings due to the transitional distribution agreement with Boehringer Ingelheim.  This agreement concluded on July 31st, and we are now managing the entire sales function for this business.  We continue to expect this product line to contribute revenues of approximately $8 million during fiscal 2007, and to be significantly accretive to earnings.”

KMG’s total Animal Health sales increased 88% to $3.9 million in the 2006 fourth quarter, and rose 71% to $8.6 million in fiscal year 2006.   The Company’s Agricultural Chemical sales were $1.4 million in the 2006 fourth quarter, compared to $1.7 million in the 2005 fourth quarter, and $3.8 million in fiscal 2006, compared to $4.1 million in 2005.

Outlook

Mr. Hatcher further stated, “We are optimistic about our ability to continue to execute on KMG’s strategy and deliver superior growth to our shareholders.  In this regard, in 2007 we expect our existing businesses to generate double-digit EPS growth as compared to the pre-impairment 2006 base of $0.56 per fully diluted share.  Additionally, as a result of our recent public offering that provided net proceeds of $10.5 million to the Company, we have ample liquidity to fund a significant future acquisition.  We have an active pipeline of opportunities that we continue to evaluate with diligence and discipline.”

Non-Cash Impairment Charge

After improving significantly in fiscal 2005, sales of MSMA (the only product in the Company’s Agricultural Chemicals segment) declined markedly in 2006.  The decline in revenue occurred primarily in the fourth quarter on both lower volume and pricing.  It was the first time the segment realized an operating loss in the fourth quarter, and it was also the first time the segment’s annual operating loss exceeded its depreciation and amortization expense.  In addition, in August 2006, the Environmental Protection Agency (EPA) published its decision not to re-register MSMA. MSMA is an herbicide used in the U.S. primarily by cotton growers, and also on turf, to control weeds.  KMG believes that the science supports the re-registration of MSMA, and intends to continue to communicate that science to EPA.  Because EPA’s decision is not a final action, farmers and others may continue to use MSMA for all currently registered uses.  However, EPA’s action renders MSMA’s continued registration in the U.S. more difficult and costly to defend.  The additional regulatory costs, combined with the decline in overall market conditions for MSMA seen in fiscal 2006, impairs the value of the MSMA business and reduces its expected useful life.  Accordingly, KMG’s fourth quarter and year-end 2006 results reflect the $2.4 million non-cash impairment charge.

KMG acquired the MSMA herbicide product from Zeneca Ag Products, Inc. in October 2000.  MSMA contributed $3.8 million, $4.1 million and $3.7 million to KMG’s net sales in 2006, 2005 and 2004, or 5.4%, 6.9%, and 8.4% of the Company’s total net sales, respectively.  In fiscal 2005 and 2004 the segment incurred operating losses of $368,000 and $716,000, respectively.  The associated depreciation and amortization in those years was $817,000 and $807,000, respectively.  In 2006, the segment’s operating loss was $3,235,000, including $821,000 of depreciation and amortization expense and $2,368,000 for the non-cash impairment charge.  Going forward, the depreciation and amortization for the impaired assets is reduced to $58,000 per year for 2007 through 2009, their expected remaining useful life.

Addressing the impairment, Mr. Hatcher commented, “We took a prudent approach regarding the MSMA write-down.  This charge will eliminate or greatly reduce the operating loss in our agricultural chemicals segment going forward.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  KMG’s operations are focused on wood treatment chemicals, animal health products and agricultural chemicals.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

KMG Chemicals, Inc.
Consolidated Statements of Income
(In thousands, except share data)
(UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	July 31,		July 31,
	2006	2005	2006	2005

NET SALES	$20,082	$17,743	$71,016	$59,168

COST OF SALES	13,682	12,771	47,158	41,102

Gross Profit	6,400	4,972	23,858	18,066

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES:
Impairment charge - MSMA assets	2,368	—	2,368	—
Other S, G & A expenses	3,183	3,450	14,802	12,664

Operating income	849	1,522	6,688	5,402

OTHER INCOME (EXPENSE):
Interest & dividend income	58	39	281	73
Interest expense	(263)	(218)	(1,044)	(620)

Other	(13)	(10)	(35)	(35)

Total other income (expense)	(218)	(189)	(798)	(582)

INCOME BEFORE INCOME TAX	631	1,333	5,890	4,820

Provision for income tax	(116)	(443)	(2,114)	(1,768)

NET INCOME	$515	$890	$3,776	$3,052

EARNINGS PER SHARE:
Basic	$0.05	$0.10	$0.42	$0.39
Diluted	$0.05	$0.10	$0.40	$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	9,253	8,786	8,914	7,901
Diluted	9,810	9,259	9,447	8,256

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$1,125	$766	$3,889	$2,204

KMG Chemicals, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Measure to GAAP

Net income before the impairment charge is a measure not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be considered an alternative to, or more meaningful than GAAP measures of performance.  Net income before the impairment charge has been presented as a supplemental disclosure because the impairment charge is a non-cash expense of a sufficient size that management believes its impact on net income is material information for investors.

Reconciliation of Net Income before the Impairment Charge to Net Income

(In thousands)

(UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	July 31,		July 31,
	2006	2005	2006	2005

NET INCOME BEFORE THE IMPAIRMENT CHARGE	$2,033	$890	$5,294	$3,052

Impairment Charge	(2,368)	—	(2,368)	—

Income Tax Benefit (35.9%)	850	—	850	—

NET INCOME	$515	$890	$3,776	$3,052

Earnings per Share before the Impairment Charge

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	July 31,		July 31,
	2006	2005	2006	2005

NET INCOME BEFORE THE IMPAIRMENT CHARGE	$2,033	$890	$5,294	$3,052

EARNINGS PER SHARE:
Basic	$0.22	$0.10	$0.59	$0.39
Diluted	$0.21	$0.10	$0.56	$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	9,253	8,786	8,914	7,901
Diluted	9,810	9,259	9,447	8,256

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	July 31,
	2006	2005
Cash and cash equivalents	$11,168	$8,780
Net working capital	19,623	12,273
Total assets	72,702	61,103
Long-term debt, net of current portion	13,981	17,644
Shareholders’ equity	46,918	32,888